Axos Financial, Inc. Reports Third Quarter Fiscal Year 2025 Results

LAS VEGAS, NV – (BUSINESS WIRE) – April 30, 2025 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) today announced unaudited financial results for the third fiscal quarter ended March 31, 2025. Net income was $105.2 million and diluted earnings per share (“EPS”) was $1.81 for the quarter ended March 31, 2025. Net income for the quarter ended March 31, 2024 was $110.7 million and diluted EPS was $1.91. Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures described further below, decreased $7.6 million to $105.0 million and decreased $0.13 to $1.81, respectively, for the quarter ended March 31, 2025, compared to $112.7 million and $1.94, respectively, for the quarter ended March 31, 2024.
For the nine months ended March 31, 2025, net income was $322.2 million, a decrease of $22.9 million from net income of $345.1 million for the nine months ended March 31, 2024. Diluted EPS was $5.55 for the nine months ended March 31, 2025, a decrease of $0.33, or 5.61%, as compared to diluted EPS of $5.88 for the nine months ended March 31, 2024, which included a one-time gain of approximately $92.4 million related to the FDIC Loan Purchase, which contributed $1.11 per diluted common share. Adjusted earnings and Adjusted EPS, non-GAAP measures described further below, increased $35.7 million to $325.0 million and increased $0.67 to $5.60 per share, respectively, for the nine months ended March 31, 2025, compared to $289.3 million and $4.93, respectively, for the nine months ended March 31, 2024.
Third Quarter Fiscal 2025 Financial Summary

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2025	2024	% Change
Net interest income	$275,464	$261,606	5.3%
Non-interest income	$33,373	$33,163	0.6%
Net income	$105,206	$110,720	(5.0)%
Adjusted earnings (Non-GAAP)[1]	$105,011	$112,655	(6.8)%
Diluted EPS	$1.81	$1.91	(5.2)%
Adjusted EPS (Non-GAAP)[1]	$1.81	$1.94	(6.7)%
[1] See “Use of Non-GAAP Financial Measures”
“We generated over $700 million in net loan growth, the strongest quarter so far in fiscal year 2025.” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Continued growth in our asset-based lending, lender finance and equipment leasing businesses and improved production and net attrition from our single-family mortgage and multifamily lending businesses contributed to this quarter’s solid loan growth. Our credit quality remains good, with non-performing and non-accrual loans declining on an absolute basis and as a percentage of total assets and loans, respectively, compared to the linked quarter. We deployed some of our excess capital and repurchased approximately $28 million of common stock in the quarter ended March 31, 2025 and an additional $30 million of common stock from April 1, 2025 to April 30, 2025.”
Other Highlights
•Ending net loan balances were $20.2 billion at March 31, 2025, up 3.6% or 14.5% annualized from $19.5 billion at December 31, 2024
•Non-performing assets to total assets were 0.79% for the quarter ended March 31, 2025, down from 1.06% for the quarter ended December 31, 2024
•Net interest margin was 4.78% for the quarter ended March 31, 2025, compared to 4.83% for the quarter ended December 31, 2024
•Non-interest expense was $146.3 million for the three months ended March 31, 2025, up slightly from $145.3 million for the quarter ended December 31, 2024

•Total deposits were $20.1 billion at March 31, 2025, an increase of $777.5 million, or 5.4% annualized, from $19.4 billion at June 30, 2024
•Axos Advisory Services added $289 million of net new assets under custody during the three months ended March 31, 2025
•Total capital to risk-weighted assets was 15.21% for Axos Financial, Inc. at March 31, 2025, up from 14.84% at June 30, 2024
•Book value per share increased to $45.79 at March 31, 2025, up 19.0% from $38.48 at March 31, 2024
Third Quarter Fiscal 2025 Income Statement Summary
Net income was $105.2 million and diluted EPS was $1.81 for the three months ended March 31, 2025, compared to net income of $110.7 million and diluted EPS of $1.91 for the three months ended March 31, 2024. Net interest income increased $13.9 million or 5.3% for the three months ended March 31, 2025, compared to the three months ended March 31, 2024, primarily due to lower rates paid on deposit balances.
The provision for credit losses was $14.5 million for the three months ended March 31, 2025, compared to $6.0 million for the three months ended March 31, 2024. The provision for credit losses for the three months ended March 31, 2025, was primarily driven by the Commercial & Industrial - Non-RE portfolio, reflecting loan growth, as well as the quantitative impact of macroeconomic variables in the allowance for credit losses model.
Non-interest income increased to $33.4 million for the three months ended March 31, 2025, compared to $33.2 million for the three months ended March 31, 2024. The increase was primarily due to higher banking and service fees, partially offset by lower mortgage banking and servicing rights income and lower prepayment penalty fee income.
Non-interest expense, comprised of various operating expenses, increased $13.0 million to $146.3 million for the three months ended March 31, 2025 from $133.2 million for the three months ended March 31, 2024. The increase was primarily due to higher salaries and related costs, higher data and operational processing expense and higher FDIC and regulatory fees.
Balance Sheet Summary
Axos’ total assets increased by $1.1 billion, or 4.9%, to $24.0 billion, at March 31, 2025, from $22.9 billion at June 30, 2024, primarily attributable to an increase in loans. Total liabilities increased by $0.8 billion, or 4.0%, to $21.4 billion at March 31, 2025, from $20.6 billion at June 30, 2024, primarily attributable to higher deposit balances. Stockholders’ equity increased $313.3 million, or 13.7%, to $2.6 billion at March 31, 2025 from $2.3 billion at June 30, 2024, primarily due to net income of $322.2 million.
Conference Call
A conference call and webcast will be held on Wednesday, April 30, 2025, at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until May 30, 2025, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13752664.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $24.0 billion in consolidated assets as of March 31, 2025, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $37.1 billion of assets under custody and/or administration as of March 31, 2025, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Segment Reporting
The Company operates through two segments: the Banking Business Segment and the Securities Business Segment. In order to reconcile the two segments to the consolidated totals, the Company includes corporate activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business Segment and non-interest expense incurred by the Banking Business Segment for cash sorting fees related to deposits sourced from Securities Business Segment customers.
The following tables present the operating results of the segments:

	For the Three Months Ended March 31, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$272,260	$6,942	$(3,738)	$275,464
Provision for credit losses	14,500	—	—	14,500
Non-interest income	12,666	30,611	(9,904)	33,373
Non-interest expense	118,325	28,416	(480)	146,261
Income before income taxes	$152,101	$9,137	$(13,162)	$148,076

	For the Three Months Ended March 31, 2024
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$258,435	$7,133	$(3,962)	$261,606
Provision for credit losses	6,000	—	—	6,000
Non-interest income	11,908	32,746	(11,491)	33,163
Non-interest expense	104,959	32,488	(4,219)	133,228
Income before income taxes	$159,384	$7,391	$(11,234)	$155,541

	For the Nine Months Ended March 31, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$837,472	$21,216	$(11,077)	$847,611
Provision for credit losses	40,748	—	—	40,748
Non-interest income	24,204	89,517	(23,940)	89,781
Non-interest expense	351,176	84,685	3,185	439,046
Income before income taxes	$469,752	$26,048	$(38,202)	$457,598

	For the Nine Months Ended March 31, 2024
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$694,289	$18,755	$(11,677)	$701,367
Provision for credit losses	26,500	—	—	26,500
Non-interest income	128,244	99,942	(36,387)	191,799
Non-interest expense	308,027	87,979	(20,433)	375,573
Income before income taxes	$488,006	$30,718	$(27,631)	$491,093

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and Adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Net income	$105,206	$110,720	$322,233	$345,136
FDIC Loan Purchase - Gain on purchase	—	—	—	(92,397)
FDIC Loan Purchase - Provision for credit losses	—	—	—	4,648
Acquisition-related costs	1,604	2,719	5,804	8,289
Other costs[1]	(1,879)	—	(1,879)	—
Income tax effect	80	(784)	(1,161)	23,616
Adjusted earnings (Non-GAAP)	$105,011	$112,655	$324,997	$289,292

Average dilutive common shares outstanding	58,174,696	58,037,698	58,027,880	58,707,815

Diluted EPS	$1.81	$1.91	$5.55	$5.88
FDIC Loan Purchase - Gain on purchase	—	—	—	(1.57)
FDIC Loan Purchase - Provision for credit losses	—	—	—	0.08
Acquisition-related costs	0.03	0.05	0.10	0.14
Other costs[1]	(0.03)	—	(0.03)	—
Income tax effect	—	(0.02)	(0.02)	0.40
Adjusted EPS (Non-GAAP)	$1.81	$1.94	$5.60	$4.93
1 Other costs primarily reflects the payment of a legal judgment at an amount less than previously accrued.
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest comparable GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

(Dollars in thousands, except per share amounts)	March 31, 2025	June 30, 2024	March 31, 2024
Common stockholders’ equity	$2,603,900	$2,290,596	$2,196,293
Less: servicing rights, carried at fair value	27,585	28,924	28,130
Less: goodwill and other intangible assets—net	135,966	141,769	144,324
Tangible common stockholders’ equity (Non-GAAP)	$2,440,349	$2,119,903	$2,023,839

Common shares outstanding at end of period	56,865,524	56,894,565	57,079,429

Book value per common share	$45.79	40.26	$38.48
Less: servicing rights, carried at fair value per common share	0.49	0.51	0.49
Less: goodwill and other intangible assets—net per common share	2.39	2.49	2.53
Tangible book value per common share (Non-GAAP)	$42.91	$37.26	$35.46

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, tariffs, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2025	June 30, 2024	March 31, 2024
Selected Balance Sheet Data:
Total assets	$23,981,154	$22,855,334	$22,642,133
Loans—net of allowance for credit losses	20,193,630	19,231,385	18,733,455
Loans held for sale, carried at fair value	15,644	16,482	16,239
Allowance for credit losses	279,950	260,542	257,522
Trading securities	346	353	592
Available-for-sale securities	79,958	141,611	207,582
Securities borrowed	91,915	67,212	105,853
Customer, broker-dealer and clearing receivables	300,907	240,028	292,630
Total deposits	20,136,714	19,359,217	19,103,532
Advances from the Federal Home Loan Bank	60,000	90,000	90,000
Borrowings, subordinated notes and debentures	377,427	325,679	330,389
Securities loaned	111,094	74,177	119,800
Customer, broker-dealer and clearing payables	314,399	301,127	387,176
Total stockholders’ equity	$2,603,900	$2,290,596	$2,196,293

Common shares outstanding at end of period	56,865,524	56,894,565	57,079,429
Common shares issued at end of period	70,813,637	70,221,632	70,033,523

Per Common Share Data:
Book value per common share	$45.79	$40.26	$38.48
Tangible book value per common share (Non-GAAP)[1]	$42.91	$37.26	$35.46

Capital Ratios:
Equity to assets at end of period	10.86%	10.02%	9.70%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	10.45%	9.43%	9.33%
Common equity tier 1 capital (to risk-weighted assets)	12.39%	12.01%	11.47%
Tier 1 capital (to risk-weighted assets)	12.39%	12.01%	11.47%
Total capital (to risk-weighted assets)	15.21%	14.84%	14.26%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	10.14%	9.74%	9.86%
Common equity tier 1 capital (to risk-weighted assets)	12.31%	12.74%	12.47%
Tier 1 capital (to risk-weighted assets)	12.31%	12.74%	12.47%
Total capital (to risk-weighted assets)	13.49%	13.81%	13.49%
Axos Clearing LLC:
Net capital	$79,264	$101,462	$102,963
Excess capital	$73,172	$96,654	$97,646
Net capital as a percentage of aggregate debit items	26.02%	42.21%	38.73%
Net capital in excess of 5% aggregate debit items	$64,035	$89,442	$89,671

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended		As of or for the Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Selected Income Statement Data:
Interest and dividend income	$432,722	$443,564	$1,373,052	$1,202,179
Interest expense	157,258	181,958	525,441	500,812
Net interest income	275,464	261,606	847,611	701,367
Provision for credit losses	14,500	6,000	40,748	26,500
Net interest income, after provision for credit losses	260,964	255,606	806,863	674,867
Non-interest income	33,373	33,163	89,781	191,799
Non-interest expense	146,261	133,228	439,046	375,573
Income before income taxes	148,076	155,541	457,598	491,093
Income tax expense	42,870	44,821	135,365	145,957
Net income	$105,206	$110,720	$322,233	$345,136

Weighted average number of common shares outstanding:
Basic	57,029,078	56,932,050	57,019,301	57,699,236
Diluted	58,174,696	58,037,698	58,027,880	58,707,815

Per Common Share Data:
Net income:
Basic	$1.84	$1.94	$5.65	$5.98
Diluted	$1.81	$1.91	$5.55	$5.88
Adjusted earnings per common share (Non-GAAP)[1]	$1.81	$1.94	$5.60	$4.93

Performance Ratios and Other Data:
Growth in loans held for investment, net	$706,903	$469,101	$962,245	$2,276,727
Loan originations for sale	20,962	47,281	157,358	144,731
Return on average assets	1.77%	1.98%	1.81%	2.18%
Return on average common stockholders’ equity	16.44%	20.71%	17.47%	22.65%
Interest rate spread[2]	3.91%	3.88%	3.98%	3.62%
Net interest margin[3]	4.78%	4.87%	4.93%	4.61%
Net interest margin[3] – Banking Business Segment	4.83%	4.92%	4.97%	4.68%
Efficiency ratio[4]	47.36%	45.20%	46.84%	42.05%
Efficiency ratio[4] – Banking Business Segment	41.53%	38.82%	40.75%	37.45%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.09%	0.07%	0.12%	0.05%
Non-accrual loans to total loans	0.89%	0.63%	0.89%	0.63%
Non-performing assets to total assets	0.79%	0.55%	0.79%	0.55%
Allowance for credit losses - loans to total loans held for investment	1.37%	1.36%	1.37%	1.36%
Allowance for credit losses - loans to non-accrual loans[5]	151.28%	210.95%	151.28%	210.95%
1     See “Use of Non-GAAP Financial Measures.”
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
5 The decrease in the Allowance for credit losses - loans to nonaccrual loans is primarily attributable to the change in nonaccrual loans.